Exhibit 99.1

Zynex Announces 2018 Third Quarter Earnings and Special Dividend

•	Revenue increased 19% year over year to $8.1 million

•	Net income of $2.6 million increased 18% year over year; Diluted EPS $0.08

•	Adjusted EBITDA of $3.0 million

•	Board of Directors declares a one-time special dividend of $0.07 per share

•	Ninth consecutive quarter of positive net income, 80% gross margin and 35% operating margin

ENGLEWOOD, CO – November 6, 2018 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its third quarter ended September 30, 2018 and a one-time special cash dividend to its shareholders.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am pleased to report revenue of $8.1 million in the third quarter with net income of $2.6 million or $0.08 per diluted share. Adjusted EBITDA was $3.0 million and the quarterly revenue was 19% higher than the third quarter of 2017. Revenue was up 7% from the $7.6 million recorded in the second quarter of 2018. Orders grew 30% compared to the third quarter of 2017 and were 10% higher than the second quarter of 2018. Our cash on hand increased to $8.1 million at the end of the third quarter.

We currently estimate our fourth quarter revenue to range between $8.6 and $9.1 million with Adjusted EBITDA between $3.0 and $3.5 million. Based on our fourth quarter estimate, our full year 2018 revenue is projected to range from $31.2 to $31.7 million, approximately 33% to 35% growth compared to $23.4 million in 2017 and our Adjusted EBITDA for 2018 is projected to be range from $10.8 to $11.3 million compared to $9.5 million in 2017.

We recently obtained a patent on our Blood Volume Monitor. I am very excited for this important milestone for this product that is fully developed while we are awaiting FDA clearance for the US market and CE marking for the European markets.

I am also pleased to announce that our Board of Directors has declared a special cash dividend of $0.07 per share of the Company’s common stock.  The dividend is payable on January 18, 2019 to shareholders of record as of January 2, 2019. The total dividend is currently estimated to be approximately $2.3 million. With our continued strong financial performance, it is appropriate to reward our shareholders for their support and confidence in the Company.

We continue to advocate for pain patients and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic acute pain without side effects. We are dedicated to marketing our technology in order to remove patient addiction and other side effects from prescription opioids.”

Third Quarter Financial Results Summary:

The Company reported net revenue of $8.1 million, a 19% increase over Q3-2017. Gross margins were 80% in the third quarter of 2018 and 2017. Net income grew 18% to $2.6 million in the third quarter of 2018, compared to $2.2 million last year.

Adjusted EBITDA was $3.0 million in the third quarter of 2018 compared to $3.1 million last year. The decrease in adjusted EBITDA year over year is related to our investment in our sales force to drive current and future order growth and increased personnel in our headquarters primarily related to our billing, quality and regulatory departments.

The Company generated $6.8 million of cash from operations during the first nine months of 2018, an increase of 43% compared to $4.7 million in the first nine months of 2017. As of September 30, 2018, the Company had working capital of $8.6 million compared to $4.4 million at December 31, 2017.

Webcast Details: Tuesday, November 6, 2018 at 9:00 a.m. MT – 11:00 a.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/28243

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" or projections and as such are subject to numerous risks and uncertainties. The company makes no express or implied representation or warranty as to the completeness of this information or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website. Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$8,096	$5,565
Accounts receivable, net	2,898	2,185
Inventory, net	796	423
Prepaid expenses and other	364	198
Total current assets	12,154	8,371

Property and equipment, net	829	188
Deposits	314	370
Total assets	$13,297	$8,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of unsecured subordinated promissory notes	$-	$231
Current portion of capital leases	34	123
Accounts payable and accrued expenses	1,842	2,243
Accrued payroll and related taxes	766	538
Deferred insurance reimbursement	880	880
Total current liabilities	3,522	4,015
Long-term liabilities:
Deferred rent	559	-
Warranty liability	12	12
Deferred income taxes	51	-
Total liabilities	4,144	4,027

Commitments and contingencies
Stockholders' equity:
Common stock	34	33
Additional paid-in capital	7,978	7,612
Treasury stock	(3,289)	(243)
Accumulated earnings (deficit)	4,519	(2,411)
Total Zynex, Inc. stockholders' equity	9,242	4,991
Non-controlling interest	(89)	(89)
Total stockholders' equity	9,153	4,902
Total liabilities and stockholders' equity	$13,297	$8,929

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
NET REVENUE
Devices	$1,811	$1,145	$5,072	$3,760
Supplies	6,320	5,675	17,508	11,538
Total revenue	8,131	6,820	22,580	15,298

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,641	1,347	4,207	3,289
Selling, general and administrative expense	3,670	2,538	10,883	6,656
Total costs of revenue and operating expenses	5,311	3,885	15,090	9,945

Income from operations	2,820	2,935	7,490	5,353

Other expense
Interest expense	(1)	(691)	(153)	(1,206)
Other expense	(1)	(691)	(153)	(1,206)

Income from operations before income taxes	2,819	2,244	7,337	4,147
Income tax expense	228	44	407	89
Net income	$2,591	$2,200	$6,930	$4,058

Net income per share:
Basic	$0.08	$0.07	$0.21	$0.13

Diluted	$0.08	$0.07	$0.20	$0.12

Weighted average basic shares outstanding	32,521	32,327	32,580	31,931
Weighted average diluted shares outstanding	33,931	33,545	34,171	32,790

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$2,591	$2,200	$6,930	$4,058
Depreciation and Amortization	59	111	127	249
Stock-based compensation expense	76	9	192	46
Interest expense and other	1	691	154	1,206
Income tax expense (benefit)	228	44	407	89
Adjusted EBITDA	$2,955	$3,055	$7,810	$5,648
% of Net Revenue	36%	45%	35%	37%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.